Exhibit 99.1

ENERGY SERVICES OF AMERICA FILES ANNUAL REPORT

Huntington, WV   December 28, 2018- Energy Services of America Corporation (the “Company” or “Energy Services”) (OTC QB: ESOA), parent company of C.J. Hughes Construction Company, Inc. and Nitro Construction Services, Inc. announced the filing of the Company’s Annual Report on Form 10-K for the year ended September 30, 2018. Net income available to common shareholders was $2.2 million for the fiscal year ended September 30, 2018, which was a $2.9 million increase from a net loss available to common shareholders of $700,000 in fiscal year 2017. Revenues were $135.5 million for the fiscal year ended September 30, 2018, which was a $5.0 million decrease from $140.5 million in fiscal year 2017. The Company had an adjusted EBITDA of $8.1 million, or $0.57 per share, and an earnings per share of $0.16 on a weighted average of 14,234,571 common shares outstanding for fiscal year 2018. The backlog at September 30, 2018 was $71.1 million.

Douglas Reynolds, President, commented on the announcement. “Fiscal year 2018 was a marked improvement over fiscal year 2017 for Energy Services. Even with record, or near-record, rainfall totals in many cities across the Mid-Atlantic region, we were able to increase gross profit on projects by $3.9 million in fiscal year 2018 as compared to fiscal year 2017. Also, our adjusted EBITDA of $8.1 million was a $4.5 million increase from $3.6 million in fiscal year 2017. Another significant item to mention is that Energy Services anticipates paying off the term note debt that helped get the Company out of forbearance with our lenders in the first calendar quarter of 2019. By paying off the five-year $10.4 million refinancing agreement signed in 2014, we will reduce our debt payments by $2.4 million per year.”

Below is a comparison of the Company’s unaudited operating results for fiscal year 2018 compared to fiscal year 2017:

	Year Ended	Year Ended
	September 30, 2018	September 30, 2017

Revenue	$135,482,771	$140,495,726

Cost of revenues	123,833,517	132,711,810

Gross profit	11,649,254	7,783,916

Selling and administrative expenses	7,728,182	7,401,769
Income from operations	3,921,072	382,147

Other income (expense)
Interest income	132,342	-
Other nonoperating income (expense)	(174,576)	(162,422)
Interest expense	(916,675)	(833,424)
Gain on sale of equipment	456,894	145,575
	(502,015)	(850,271)

Income (loss) before income taxes	3,419,057	(468,124)

Income tax expense (benefit)	910,034	(80,368)

Net income (loss)	2,509,023	(387,756)

Dividends on preferred stock	309,000	309,000

Net income (loss) available to common shareholders	$2,200,023	$(696,756)

Weighted average shares outstanding-basic	14,234,571	14,239,836

Weighted average shares-diluted	17,667,904	14,239,836

Earnings (loss) per share available to common shareholders	$0.155	$(0.049)

Earnings (loss) per share-diluted available to common shareholders	$0.125	$(0.049)

Please refer to the table below that reconciles Adjusted EBITDA and Adjusted EBITDA per common share:

	2018	2017

Net income (loss) available to common shareholders	$2,200,023	$(696,756)

Add: Income tax (benefit) expense	910,034	(80,368)

Add: Dividends on preferred stock	309,000	309,000

Add: Interest expense	916,675	833,424

Less: Non-operating expense (income)	(414,660)	16,847

Add: Depreciation expense	4,209,056	3,235,362

Adjusted EBITDA	$8,130,128	$3,617,509

Weighted average shares outstanding-basic	14,234,571	14,239,836
Adjusted EBITDA per common share	$0.57	$0.25

Certain statements contained in the release, including without limitation statements including the words "believes," "anticipates," "intends," "expects" or words of similar import, constitute "forward-looking statements" within the meaning of section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements of the Company expressed or implied by such forward-looking statements. Such factors include, among others, general economic and business conditions, changes in business strategy or development plans and other factors referenced in this release. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements. The Company disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

Source: Energy Services of America Corporation

Contact: Douglas Reynolds, President

(304)-522-3868